EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
Schering-Plough Corporation on Form S-8 of the reports of Deloitte & Touche dated February 15, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Schering-Plough Corporation for the year ended December 31, 1993.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
December 29, 1994